Exhibit 15

October 30, 2009

Southern Copper Corporation

11811 North Tatum Blvd, Suite 2500

Phoenix, AZ 85028

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited condensed consolidated interim financial information of Southern Copper Corporation and subsidiaries for the three- and nine-month periods ended September 30, 2009, as indicated in our report dated October 30, 2009 (which report included an explanatory paragraph regarding the fact that the accompanying condensed consolidated financial information as of December 31, 2008, and for the three- and nine-month periods ended September 30, 2008, were not audited or reviewed by us); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, is incorporated by reference in Registration Statement No. 333-150982 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Galaz, Yamazaki, Ruiz Urquiza S.C.

Member of Deloitte Touche Tohmatsu

C.P.C. Arturo Vargas Arellano

Mexico City, Mexico